Exhibit 99.1

Second Sight Reports First Quarter 2017 Financial Results

SYLMAR, Calif.- (BUSINESS WIRE) - Second Sight Medical Products, Inc. (NASDAQ:EYES) ("Second Sight" or "the Company"), a developer, manufacturer and marketer of implantable visual prosthetics to provide some useful vision to blind patients, today reported financial results for the three-months ended March 31, 2017.

First Quarter 2017 and Recent Company Highlights:

•	Increased implant volume to 14 Argus® II Retinal Prosthesis Systems ("Argus II") worldwide during the first quarter of 2017 compared to seven in the fourth quarter of 2016 and ten in the first quarter of 2016;

•	Generated net sales of $1.0 million in the first quarter of 2017 compared to $1.1 million in the first quarter of 2016;

•	The increased U.S. Center for Medicare Services ("CMS") outpatient reimbursement rate for 2017 of $150,000 for Argus II and the associated procedure, became effective January 1st;

•	First Argus II implants were performed at two new centers in Gainesville, Florida and Munich, Germany;

•	Implanted the first Argus II patient in Asia at a center in Taipei, Taiwan; and,

•	Completed an oversubscribed Rights Offering for existing shareholders, raising net proceeds of $19.7 million.

"With a focus on execution and our Centers of Excellence ("COE") strategy, we had strong implant volume during the first quarter of 2017, including eight implants in North America and are seeing the momentum continue into the second quarter. We are pleased to have performed our first implants in three new centers and look forward to adding more COEs throughout the year," stated Will McGuire, Chief Executive Officer of Second Sight.

"We remain committed to treating better-sighted individuals and those who are blinded by causes other than Retinitis Pigmentosa ("RP") in order to expand our addressable market. We are moving forward with the development and patient testing of innovative retinal stimulation techniques and will be submitting clinical protocols in the UK and Germany to allow us to treat better-sighted individuals. Our R&D efforts remain on track for the first human implant of our Orion I™ Cortical Visual Prosthesis ("Orion I") for direct cortical stimulation planned for this year," added McGuire.

First Quarter 2017 Financial Results

Net sales in the first quarter of 2017 were $1.0 million compared to $1.1 million in the first quarter of 2016, which represents revenue per implant of $72,000 in the first quarter of 2017 compared to $105,000 in the first quarter of 2016. Revenue was mainly impacted by the deferral of revenue recognition of two implants, and no charge units that are sometimes given to centers as part of a sales arrangement, or in markets where centers are seeking to gain patient experience while establishing reimbursement coverage.

Gross loss was $118,000 in the first quarter of 2017, compared to a gross profit of $141,000 in the first quarter of 2016. The gross loss is due to lower revenue and higher cost of sales in the first quarter of 2017 compared to the prior year. Cost of sales in the first quarter of 2017 included higher charges for unabsorbed manufacturing costs due to the reduction of production activity compared to the prior year.

Total operating expenses in the first quarter of 2017 were $7.4 million, compared to $6.0 million in the first quarter of 2016, reflecting higher research and development costs and personnel-related costs.

Net loss for the first quarter of 2017 was $7.5 million, or $0.16 per share, compared to a net loss of $5.8 million, or $0.16 per share, in the prior year quarter. The Company recorded non-cash charges of $268,000 and $946,000 during the first quarters of 2017 and 2016, respectively.

Non-GAAP adjusted net loss for the first quarter of 2017, excluding non-cash charges, was $0.16 per share, compared to a non-GAAP adjusted net loss of $0.14 per share, in the first quarter of 2016.

As of March 31, 2017, Second Sight had $23.9 million in cash, cash equivalents and investments. On March 6, 2017, the Company raised $19.7 million in net proceeds through the issuance of Second Sight stock and warrants in a rights offering to existing shareholders as of February 10, 2017.

2017 Key Objectives

•	Validate revised Centers of Excellence commercial model in U.S. in order to demonstrate adoption

•	Demonstrate the ability to treat better-sighted RP patients in order to expand our treatable population beyond bare light Retinitis Pigmentosa

•	Implant Orion I in humans, creating the opportunity to treat up to 6 million blind individuals worldwide who today have no options

Conference Call

As previously announced, Second Sight management will host its first quarter 2017 conference call as follows:

Date:	May 3, 2017
Time:	4:30 PM EDT
Telephone U.S.:	(800) 406-9725
International:	(312) 281-1202
Webcast (live and archive):	www.secondsight.com under the 'Investor Relations' section.

A replay of the conference call will be available for two weeks after the call's completion by dialing (800) 633-8284 (U.S.) or (402) 977-9140 (International). The conference ID for the replay is 21850167. The archived webcast will be available for 30 days via the aforementioned URL.

About the Argus II Retinal Prosthesis System

Second Sight's Argus II System provides electrical stimulation that bypasses the defunct retinal cells and stimulates remaining viable cells inducing visual perception in individuals with severe to profound Retinitis Pigmentosa. The Argus II works by converting images captured by a miniature video camera mounted on the patient's glasses into a series of small electrical pulses, which are transmitted wirelessly to an array of electrodes implanted on the surface of the retina. These pulses stimulate the retina's remaining cells, intending to result in the perception of patterns of light in the brain. The patient must learn to interpret these visual patterns, having the potential to regain some visual function. The Argus II was the first artificial retina to receive widespread approval, and is offered at approved centers in Canada, France, Germany, Italy, Saudi Arabia, Spain, Taiwan, Turkey, United Kingdom, and the U.S.

About Second Sight

Second Sight's mission is to develop, manufacture and market innovative implantable visual prosthetics to enable blind individuals to achieve greater independence. Second Sight has developed and manufactures the Argus® II Retinal Prosthesis System. Second Sight is currently conducting a trial to test the safety and utility of the Argus II in individuals with Dry Age-Related Macular Degeneration. Second Sight is also developing the Orion™ I Visual Cortical Prosthesis that is intended to restore some vision to individuals who are blind due to many causes other than preventable or treatable conditions. U.S. Headquarters are in Sylmar, CA, and European Headquarters are in Lausanne, Switzerland. For more information, visit www.secondsight.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created by those sections. All statements in this release that are not based on historical fact are "forward looking statements." These statements may be identified by words such as "estimates," "anticipates," "projects," "plans," or "planned," "seeks," "may," "will," "expects," "intends," "believes," "should" and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Second Sight expects or anticipates will occur in the future are forward-looking statements. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K as filed on March 16, 2017, and our other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Reconciliation to Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the Company is also reporting Non-GAAP net loss and Non-GAAP net loss per share which are non-GAAP financial measures. Non-GAAP net loss and Non-GAAP net loss per share are not measurements of financial performance under GAAP and should not be used in isolation or as a substitute or alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities or a measure of the Company's liquidity. In addition, the Company's definition of Non-GAAP net loss and Non-GAAP net loss per share may not be comparable to similarly titled non-GAAP financial measures reported by other companies. Non-GAAP net loss and Non-GAAP net loss per share, as defined by the Company, represent net loss adjusted for non-cash stock-based compensation and a reserve for excess inventory. Management believes that these non-GAAP financial measures provide useful supplemental information regarding the performance of the Company's business operations and facilitates comparisons to the Company's historical operating results. For a full reconciliation of Non-GAAP net loss to the most comparable GAAP financial measures, please see the tables at the end of this press release.

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash	$266	$539
Money market funds	23,625	10,336
Accounts receivable, net	782	274
Inventories, net	3,118	3,416
Prepaid expenses and other current assets	820	717

Total current assets	28,611	15,282

Property and equipment, net	1,466	1,489
Deposits and other assets	45	39

Total assets	$30,122	$16,810

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$895	$1,156
Accrued expenses	2,246	2,088
Accrued compensation expenses	1,606	1,600
Accrued clinical trial expenses	641	629
Deferred revenue	369	85
Deferred grant revenue	-	104

Total current liabilities	5,757	5,662

Commitments and contingencies

Stockholders’ equity	24,365	11,148

Total liabilities and stockholders’ equity	$30,122	$16,810

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)
Net sales	$1,009	$1,053
Cost of sales	1,127	912
Gross (loss) profit	(118)	141

Operating expenses:
Research and development, net of grants	1,847	762
Clinical and regulatory	614	778
Selling and marketing	2,235	2,012
General and administrative	2,741	2,410
Total operating expenses	7,437	5,962

Loss from operations	(7,555)	(5,821)

Interest and other income, net	7	5

Net loss	$(7,548)	$(5,816)

Net loss per common share – basic and diluted	$(0.16)	$(0.16)

Weighted average shares outstanding – basic and diluted	46,193	35,971

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Reconciliation of Non-GAAP Information to Most Comparable GAAP Measures

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)

Net loss	$(7,548)	$(5,816)

Add back non-cash charges:
Stock-based compensation	981	946
Excess inventory reserve	(713)	-
Non GAAP net loss	$(7,280)	$(4,870)

Net loss per share	$(0.16)	$(0.16)

Add back non-cash charges:
Stock-based compensation	0.02	0.02
Excess inventory reserve	(0.02)	-
Non GAAP net loss per share	$(0.16)	$(0.14)

Investor Relations:
Institutional Investors
In-Site Communications, Inc.
Lisa Wilson, 212-452-2793
President
lwilson@insitecony.com
or
Individual Investors
MZ North America
Greg Falesnik, 949-385-6449
Managing Director
greg.falesnik@mzgroup.us

Source: Second Sight Medical Products, Inc.